Exhibit (j)(3)

Consent of Independent Registered Public Accounting Firm

The Board of Trustees

Master Portfolio Trust

We consent to the use of our reports dated October 17, 2011, with respect to Liquid Reserves Portfolio, Tax Free Reserves Portfolio, U.S. Treasury Reserves Portfolio, and Prime Cash Reserves Portfolio, each a series of Master Portfolio Trust, as of August 31, 2011, incorporated herein by reference, and to the references to our firm under the heading “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

New York, New York

December 29, 2011